UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

MXENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138425	20-2930908
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Summer Street Suite 300 Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 356-1318

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On July 1, 2011, MXenergy Holdings Inc. (“Holdings”) became a wholly-owned subsidiary of Constellation Energy Resources, LLC (“Constellation”), as a result of the merger of Nutmeg Merger Sub, Inc. (“Merger Sub”) with and into Holdings (the “Merger”), with Holdings continuing as the surviving corporation in the Merger.  The Merger was effected pursuant to the Agreement and Plan of Merger, dated May 12, 2011, by and among Constellation, Merger Sub, Holdings, and Mx SR LLC (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Class A Common Stock, $0.01 par value per share, of Holdings (the “Class A Common Stock”), Class B Common Stock, $0.01 par value per share, of Holdings (the “Class B Common Stock”) and Class C Common Stock, $0.01 par value per share, of Holdings (the “Class C Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), other than Common Stock held as treasury shares by Holdings and any shares with respect to which appraisal rights have been properly perfected under Delaware law, was converted into the right to receive $3.2554 per share, less any applicable withholding taxes.  In addition:

•              each restricted share of Class C Common Stock that was issued and outstanding immediately prior to the Merger (other than any shares with respect to which appraisal rights have been properly perfected under Delaware law) became fully vested and cancelled, and the holders thereof received $3.2554 per share in cash less any applicable withholding taxes;

•              each restricted share unit (“RSU”) issued under the Holdings 2010 Stock Incentive Plan that was outstanding immediately prior to the Merger became fully vested and cancelled, and the holder thereof received $3.2554 per share in cash, less any applicable withholding taxes; and

•              each share of Common Stock held as treasury stock immediately prior to the Merger was cancelled and retired with no payment being made or owed with respect to such shares.

The description of the Merger contained herein does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to Holdings’ Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2011 and is incorporated herein by reference.

Item 1.01                                             Entry into a Material Definitive Agreement.

On July 1, 2011, and in connection with the Termination and Transfer Agreement (the “Sempra Termination and Transfer Agreement”), dated as of May 12, 2011, among Sempra Energy Trading LLC (“Sempra”), MXenergy Inc., MXenergy Electric Inc., Holdings and Constellation Energy Commodities Group, Inc., Sempra and MXenergy Inc. entered into an Amended and Restated Schedule (the “A&R Gas Schedule”) to the ISDA Master Agreement, dated as of September 22, 2009, between Sempra and MXenergy Inc., as amended (the “Gas ISDA Agreement”).  The A&R Gas Schedule amended the Gas ISDA Agreement to remove Sempra’s obligation to supply gas to MXenergy Inc. and its obligation to provide credit support for various gas-related commodity transactions. Further, the A&R Gas Schedule amended the Gas ISDA Agreement to remove many representations, warranties, covenants and events of default applicable to MXenergy Inc. and replaced the requirement to provide collateral security in the form of security interests in  substantially all of its and its subsidiaries’ assets with the requirement to provide a letter of credit as collateral security.

On July 1, 2011, and in connection with the Sempra Termination and Transfer Agreement, Sempra and MXenergy Electric Inc. entered into an Amended and Restated Schedule (the “A&R Electric Schedule”) to the ISDA Master Agreement, dated as of September 22, 2009, between Sempra and MXenergy Electric Inc., as amended (the “Electric ISDA Agreement”). The A&R Electric Schedule amended the Electric ISDA Agreement to remove Sempra’s obligation to supply electrical energy to MXenergy Electric Inc. and its obligation to provide credit support for various electric power-related commodity transactions.  Further, the A&R Electric Schedule amended the Electric ISDA Agreement to remove many representations, warranties, covenants and events of default applicable to MXenergy Electric Inc. and replaced the requirement to provide collateral security in the form of security interests in substantially all of its and its subsidiaries’ assets with the requirement to provide a letter of credit as collateral security.

Item 1.02                                             Termination of a Material Agreement.

Pursuant to the Sempra Termination and Transfer Agreement, effective upon the closing of the Merger, (i) Holdings repurchased shares of Class B Common Stock and Class C Common Stock held by Sempra, (ii) Holdings cancelled all RSUs held by Sempra, and (iii) it was agreed that Sempra’s obligation and right to perform commodity supply services would be terminated.  As consideration for the termination of the right to perform commodity supply services, Holdings paid Sempra approximately $5 million.  As consideration for the repurchase of Sempra’s shares of Class B Common Stock and Class C Common Stock and cancellation of its RSUs, Holdings paid Sempra approximately $11,050,000.  In connection with the termination of Sempra’s obligation and right to perform commodity supply services, the Guarantee and Collateral Agreement, dated as of September 22, 2009, among Holdings, MXenergy Electric Inc., MXenergy Inc., and the other subsidiaries of Holdings party thereto, as grantors, and Sempra, as secured party, as amended by the First Amendment, dated as of May 28, 2010, was terminated.

The consummation of the Merger effectively terminated any and all rights pursuant to any voting agreements and shareholder agreements by and among the holders of Common Stock.

Item 5.01                                             Changes in Control of Registrant.

As a result of the Merger, a change of control of Holdings occurred and Holdings became a wholly-owned subsidiary of Constellation.  Constellation used cash on hand to effect the Merger.  See the disclosure regarding the Merger and the Merger Agreement under the Introductory Note.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Immediately prior to the effective time of the Merger, each of Jeffery A. Mayer, Mark Bernstein, Carl Adam Carte, James N. Chapman, Michael J. Hamilton, William Landuyt, Randal T. Maffett, Wayne Kubicek and Jonathan Moore, each a member of the Board of Directors of Holdings prior to the Merger, ceased to be directors of Holdings, and Mark P. Huston, Kathleen W. Hyle and Edward J. Quinn were appointed as directors of Holdings.

Also immediately prior to the effective time of the Merger, (i) Jeffery A. Mayer resigned as President and CEO of Holdings, Chaitu Parikh resigned as Executive Vice President and CFO of Holdings, Robert Blake resigned as Senior Vice President, Regulatory Affairs of Holdings, Gina Goldberg resigned as Senior Vice President, Marketing of Holdings, Ronnie V. Shields resigned as Vice President and Controller of Holdings and Robert Werner resigned as Senior Vice President, Supply of Holdings and (ii) Chaitu Parikh was appointed President and Chief Executive Officer of Holdings and Ronnie V. Shields was appointed Chief Financial Officer of Holdings.  Mr. Parikh and Mr. Shields shall serve as President and Chief Executive Officer and as Chief Financial Officer, respectively, until their respective successors are duly elected and qualify.

Mr. Parikh is 41 years old and served as Executive Vice President CFO of Holdings from July 2004 until the Merger.  Mr. Parikh served as Vice President of Finance of Holdings from December 2002 to July 2004.  Prior to joining Holdings, Mr. Parikh served as Vice President and Controller of The New Power Company from October 2001 to December 2002 and as the Chief Financial Officer of Alliance Energy Services from December 1996 to July 2001.  Previously, Mr. Parikh served in public accounting with KPMG from 1991 to 1996.  Mr. Parikh holds a Chartered Accountant designation from the Canadian Institute of Chartered Accountants.

Mr. Shields is 48 years old and served as Holdings’ Vice President and Controller from May 2010 until the Merger and as Controller since August 2006.  Prior to joining Holdings, Mr. Shields served as Controller for Shell Energy Services from 2003 to 2006 and Assistant Controller of The New Power Company from 2000 to 2003.  Mr. Shields was Treasurer for Henley Healthcare, Inc., a publicly registered manufacturer of medical devices, from 1998 to 2000 and Vice President of Finance for Wilson Financial Group, a privately held company that acquired and managed funeral homes and cemeteries, from 1996 to 1998.  From 1988 to 1996 Mr. Shields worked in the audit and business advisory practice of Arthur Andersen LLP, where he served a variety of clients across several industries.

On June 30, 2011, Holdings entered into a Separation Agreement (the “Mayer Separation Agreement”) with Jeffrey A. Mayer, which provides that Mr. Mayer’s employment with Holdings terminated effective as of immediately prior to the Merger, and that in connection with the Merger and upon execution and delivery of the Mayer Separation Agreement by Mr. Mayer, (i) all of Mr. Mayer’s equity awards became fully vested and (ii) Mr. Mayer was entitled to be paid, and Holdings did pay Mr. Mayer, $2,984,420 on the closing date of the Merger, all pursuant to the terms of his Employment Agreement dated February 13, 2008, which was filed as Exhibit 10.24 to Holdings’ Quarterly Report on Form 10-Q for the quarter ended December 31, 2007.  Prior to the Merger, Mr. Mayer was the President and CEO of Holdings.

On July 1, 2011, prior to the effective time of the Merger, Holdings and Chaitu Parikh amended the Employment Agreement of Mr. Parikh to provide that, (i) effective on the first anniversary of the closing of the Merger, Mr. Parikh’s annual base salary will be reduced to $300,000 and (ii) subject to his continued employment, Mr. Parikh will receive $350,000 on the first anniversary of the closing of the Merger, $325,000 on the 18-month anniversary of the closing of the Merger and $325,000 on the second anniversary of the closing of the Merger.

Item 7.01               Regulation FD Disclosure.

In connection with the Merger, on July 1, 2011, Holdings satisfied and discharged its payment obligations and most of its other obligations under the indenture governing the Floating Rate Senior Notes due 2011 (the “2011 Notes”), dated as of August 4, 2006, as amended ( the “2011 Notes Indenture”) among Holdings, the subsidiary guarantors party thereto, Deutsche Bank Trust Company Americas, as paying agent and registrar, and Law Debenture Trust Company of New York, as trustee (the “2011 Notes Trustee”).  Pursuant to the terms of the 2011 Notes Indenture, at the time of the closing of the Merger, Holdings irrevocably deposited with the 2011 Notes Trustee a sum equal to all principal and interest that will be due on August 1, 2011 with respect to the 2011 Notes.

In connection with the closing of the Merger, on July 1, 2011, Holdings satisfied and discharged its payment obligations and most of its other obligations under the indenture governing Holdings’ 13.25% Senior Subordinated Secured Notes due 2014 (the “2014 Notes”), dated September 22, 2009 (the “2014 Notes Indenture”) among Holdings, the subsidiary guarantors party thereto and Law Debenture Trust Company of New York as trustee (the “2014 Notes Trustee”).  Pursuant to the 2014 Notes Indenture, Holdings has provided for the redemption on August 1, 2011 of any and all outstanding 2014 Notes at a redemption price of 106.625% plus accrued interest (the “Redemption Amount”).  At the time of the closing of the Merger, Holdings irrevocably deposited with the 2014 Notes Trustee the Redemption Amount.  The 2014 Notes Trustee mailed notices of redemption to the holders of the 2014 Notes on July 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MXENERGY HOLDINGS INC.

Date: July 8, 2011	By:	/s/ Chaitu Parikh
	Name:	Chaitu Parikh
	Title:	President and Chief Executive Officer